LEASE AGREEMENT

THIS LEASE AGREEMENT is made in exchange for good and valuable consideration on this 19th day of December, 2007 ,by and between the Landlord and Tenant set forth below.

1.	Summary of Terms and Certain Definitions.
(a)	“Landlord”:	Downingtown Medical Building Associates
Address:	908 Sheridan Drive
West Chester, PA 19382

(b)	“Tenant”:	First National Bank of Chester County
Address:	9 North High Street, P.O. Box 523
West Chester, PA 19381

(c)  “Premises”           2,087 square feet of usable space on the first floor of the Building (the interior of which is depicted on the plan attached to this Lease as Exhibit “A”), along with access to a drive through teller window and exclusive use of 22 parking spaces on the Property (as highlighted on the plan attached as Exhibit “B”).

(d)  “Building” means the Building depicted in the drawing attached as Exhibit “A” hereto and located on the northeast corner of East Pennsylvania Avenue on the Property containing approximately 5,336 square feet of gross building space.

(e)  “Common Areas” shall mean those areas that the Tenant shall use in common with other users of the Property. Common Areas shall include, without limitation, all sidewalks, landscaping, parking areas, private roadways, drainage basins or other stormwater facilities associated with the Property.

(f)   “Property” means the parcels of land owned by Landlord known as Chester County UPI Numbers 11-7-342, 11-7-343, and 11-7-344, containing approximately 3.054 acres of land, improved with 2 buildings and associated parking areas.

(g)	“Proportionate Share” equals: 39.1%.
(h)	“Term”: 3 years
(i)	Commencement Date: January 1, 2008.
(ii)	Rent Commencement Date: April 1, 2008

 (iii)         Expiration Date: 11.59 p.m. of the day that precedes the 3rd anniversary of the Commencement Date.

(i)	“Renewal Period(s)” are: two (2) periods of 5 years each.

(j)   “Rent” §(6): “Annual Rent”: The Annual Rent shall be equal to Thirty Eight Thousand, Six Hundred Nine Dollars and Fifty Cents ($38,609.50) for the three (3) year Term. Installments of the Annual Rent for the first three year Term shall be payable in equal monthly installments of Three Thousand Two Hundred Seventeen Dollars and Forty Six Cents ($3,217.46).

Annual Rent for the first five (5) year Renewal Term shall be $42,094.79, with equal monthly installments of $3,507.90.

Annual Rent for the second five (5) year Renewal Term shall be $48,418.40, with equal monthly installments of $4,034.87.

(k)  “Use” (§ 4): As a retail bank branch and other commercial uses consistent with the operation or administration of a state or federally chartered bank.

(l)	“Security Deposit”: (§ 27): [Not Applicable]

2.         Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described in 1(c) above for the Term, and any Renewal Periods exercised by Tenant.

Landlord hereby approves the alteration and improvement of the Premises in accordance with the plan attached hereto as Exhibit “C” (“Tenant’s Work”)

3.

Acceptance of Premises. Tenant’s obligations under this Lease shall be contingent on it obtaining, on or before the Commencement Date: (i) approval of the terms of this Lease by the Office of the Comptroller of Currency or any other governmental agency applicable to Tenant as a national bank, (ii) a certificate of occupancy that permits the Tenant to fully use and enjoy the Premises for the Use,[1] (iii) tenant’s receipt of building permits and other governmental authorizations necessary to construct Tenant’s Work and the exterior signage that Tenant is permitted in accordance with this Lease, (iv) verification that the Use is permitted “by right” under applicable Laws and Requirements (without variance or other exception therefrom), including, without limitation, applicable zoning codes and receipt of any zoning permits that may be required by local law, and (v) approval of the lease by the Tenant’s Board of Directors. Otherwise, Tenant shall inspect the condition of the Premises before the Commencement Date and shall accept the Premises, the Common Areas, the streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, in an “as is” condition, without relying on any representation, covenant or warranty of Landlord not expressly made in this Lease.

[1]. Landlord acknowledges that Tenant must enter the Premises after execution of this Lease, but prior to the Commencement Date, in order to complete construction of Tenant’s Work (as hereinafter defined), and hereby grants to Tenant a license to complete such work. Landlord’s grant of the license as described in this note is conditioned on Tenant’s agreement to comply with Sections 7(b)(ii)(insurance requirements), 9 (construction of Tenant’s Work) and 15 (indemnification) hereof for the duration of the license.

4.	Use; Compliance; Common Areas.

(a)  Use. Tenant shall occupy and use the Premises, together with the Common Areas, for the Use. Tenant covenants and agrees that throughout the Term, Tenant shall use the Premises in accordance with the terms and conditions of this Lease and shall obtain Landlord’s prior written consent before engaging in any use other than the Use. Landlord may withhold or grant its consent within its sole and exclusive discretion. The parties acknowledge and agree that Tenant shall open for business in the Premises but thereafter shall have no obligation to continuously operate in the Premises.

(b)  Landlord Covenant. Landlord covenants and agrees that it will not grant any other Tenant on the Property the right to operate a bank branch or engage in any banking services (retail or otherwise) that is competitive with Tenant’s Use of the Leased Premises.

(c)        Compliance. The Landlord shall deliver the Premises (except for the interior fit out of the Building as described on Exhibit “C”) in a manner that permits the Use and complies with all laws (including the Americans with Disabilities Act), ordinances, notices, orders, rules, regulations and requirements regulating the Premises (the permits the Use and complies with all laws (including the Americans with Disabilities Act), ordinances, notices, orders, rules, regulations and requirements regulating the Premises (the “Laws and Requirements”).

(d)  Environmental. Tenant shall comply, at its sole expense, with all Laws and Requirements, all manufacturers’ instructions and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter (the “Restricted Activities”). Tenant shall be solely responsible for and shall defend; indemnify and hold harmless Landlord and its Agents from and against all claims, damages, liabilities and expenses (including fees of attorneys, investigators and experts), arising out of or in connection with (i) the Restricted Activities by Tenant or its agents and (ii) in the event of a violation of the foregoing by Tenant, the removal, clean-up and restoration work and materials necessary to return the Premises to the condition required by applicable law. Notwithstanding anything in this Lease to the contrary, Tenant shall have no liability or obligation to indemnify or protect Landlord, not to remediate or remove, hazardous materials or substances in, on, under or about the Property (including, without limitation, the Premises) that are (a) present or existing prior to the Commencement Date; or (b) brought onto the Property by any person (including Landlord, its employees, agents and contractors, and other tenants in the Building) other than Tenant, its agents, employees or contractors. Tenant’s obligations under this Section 4(d) shall survive the expiration or termination of this Lease.

(e)  Notice. If at any time during or after the Term, Tenant becomes aware of any inquiry, investigation or proceeding regarding the Restricted Activities or becomes aware of any claims, actions or investigations regarding the Laws and Requirements, Tenant shall give Landlord written notice, within 5 days after first learning thereof, providing all available information and copies of any notices.

(f)   Landlord’s Representations. The Landlord’s representations set forth in Exhibit D are incorporated herein.

5.          Term; Renewal Option. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date.

Provided Tenant is not in default of its obligation under this Lease after the expiration of any applicable notice and cure period, Tenant shall have the right to extend the Term of this Lease (each an “Option”) for the number of separate, consecutive additional periods (“Renewal Periods”) which are specified in Section 1(i), on the terms and conditions set forth herein, except that the number of Option Periods remaining to be exercised shall, in each case, be reduced by one. If Tenant elects to exercise an Option, Tenant shall notify Landlord in writing at least sixty (60) days prior to the expiration of the Term, or the then current Renewal Period, as the case may be. If Tenant neglects to timely exercise any Option, Tenant’s right to exercise shall not expire or lapse unless Tenant fails to exercise such Option within fifteen (15) days after notice from Landlord of Tenant’s failure to timely exercise the Option. If Landlord does so notify Tenant, Tenant shall have the right at any time within fifteen (15) days after such notice to notify Landlord in writing of either Tenant’s exercise of its Option, or Tenant’s waiver of its Option. If Tenant fails to respond within such fifteen (15) day period, Tenant shall conclusively be deemed to have waived its Option and this Lease shall terminate on the then expiration date of the Term or the expiration of then applicable Renewal Period, if any.

6.	Rent.

(a)  Annual Rent. Beginning on the Rent Commencement Date, Tenant agrees to pay to Landlord the Annual Rent in equal monthly installments in the amount set forth in Section 1(j), in advance, on the first day of each calendar month during the term, without notice, demand or setoff, at Landlord’s address designated at the beginning of this Lease unless Landlord designates otherwise. As used in this Lease, the term “lease year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first lease year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term.

(i)         Additional Rent. Beginning on the Commencement Date, Tenant shall pay to Landlord as additional rent its Proportionate Share of any Taxes, Insurance, and Maintenance Costs, and any other impositions set forth in Section 9 below. Landlord shall estimate the additional rent annually as of January 1, based on actual charges or costs incurred by Landlord in the previous calendar year. Landlord shall calculate the Tenant’s actual liability for additional rent on or before March 31 of the year after which such additional rent was paid, and, in the event of overpayment, apply a credit against the next installment of Additional Rent; or, if no further, or insufficient, Additional Rent is thereafter due, refund the overpayment to Tenant. In the event of an underpayment, Tenant shall make such payment within thirty (30) days of its receipt of notice from the Landlord. The Tenant’s Additional Rent obligation for the first year of this Lease shall be charged by Landlord based on $6.00 per square foot of building space within the Premises, with electrical utility service charged separately at an estimated $2.25 per square foot (being a total estimated Additional Rent obligation for the first lease year of $8.25 per square foot of building space within the Premises).

(b) Whenever used in this. Lease, the term “Rent” shall mean the Annual Rent, additional rent, and any other charges payable by Tenant hereunder. An itemization of Tenant’s total anticipated monthly Rent obligations is attached to this Lease as Exhibit “E.”

7.	Taxes, Insurance and Maintenance.
(a)	Taxes and Other Impositions.

(i)        “Taxes” shall mean all levies, taxes (including without limitation real property taxes imposed on the land and improvements thereon, ad valorum taxes, and any other taxes as may be levied in lieu of or in substitution for or supplementary to such taxes), assessments, (general and special) liens, license and permit fees, which are applicable to the Term, and which are imposed by any authority or under any law, ordinance or regulation thereof, and the reasonable cost of contesting any of the foregoing upon or with respect to the Premises or any part thereof, or any improvements thereto, or directly upon this Lease or the Rent or amounts payable by any subtenants or other occupants of the Premises.

(ii)      To the extent any Taxes are imposed upon the Premises as a separate entity or solely for the Tenants’ use of the Premises, Tenant shall pay all such Taxes and provide Landlord with evidence that it has paid such Taxes at least fifteen (15) days prior to the earlier of any discount period date or any such due date for such Taxes.

(iii)      Nothing herein contained shall be interpreted as requiring Tenant to pay any income, excess profits or corporate capital stock imposed or assessed upon Landlord. In no event shall Taxes include transfer, recording, inheritance, estate, succession, franchise, excise, business privilege, income, gross receipts or profit tax, or capital levy that is or may be imposed upon Landlord, nor shall Taxes include any interest, fine or penalty for late payment of Taxes. Any Taxes for the fiscal periods in which the Term commences or terminates shall be apportioned pro rata between Landlord and Tenant in accordance with the portion of the relevant fiscal period during which the Term is in effect. If any special assessment with respect to the Premises may be paid in installments, Tenant shall be obligated to pay only those installments which become due and payable during the Term. Tenant shall have the right to contest any Taxes or increase in Taxes levied against the Premises, and Landlord shall cooperate with any reasonable request by Tenant in connection with such contest and permit Landlord’s name to be used in such contest, to the extent reasonably necessary. Upon request, Landlord shall provide Tenant with copies of all bills for Taxes and evidence of payment.

(iv)      If it shall not be lawful for Tenant to reimburse Landlord for any of the Taxes, the Annual Rent shall be increased by the amount of the portion of such Taxes allocable to Tenant, unless prohibited by law.

(b)	Insurance.
(i)	Landlord.

(1)       “Insurance” shall mean any and all insurance premiums actually billed to or paid by the Landlord incident to insurance coverage which Landlord may in its sole and absolute discretion deem necessary or advisable or as may be required from time to time by any mortgagee with respect to the Premises, including, but not limited to, the following; (i) insurance against loss or damage by fire and such other casualties as may be included within either fire and extended coverage insurance or all-risk/special form insurance covering the full replacement cost of the Premises; (ii) insurance against abatement or loss of rent in case of fire or other casualty similarly insured’ against, in an amount at least equal to the Annual Rent and real estate taxes to be paid by all tenants as reasonably determined by Landlord; (iii) plate glass coverage on all building glass; (iv) broad form boiler and machinery coverage on all equipment and delivery systems for heat, cooling and water for the Premises; (v) comprehensive general public liability insurance with respect to the Premises, including contractual liability insurance, with such limits of liability for bodily injury (including death) or property damage as reasonably may be determined by Landlord from time to time; (vi) workers compensation insurance and other insurance as may be required by applicable laws or deemed necessary by Landlord with respect to the operation of the Premises.

(2)       Landlord shall keep and maintain at all times during the term of the Lease, as it may be extended, commercial general liability insurance meeting not less than the requirements imposed upon Tenant in accordance with Section 7(b)(ii), which insurance shall name Tenant as and additional insured party.

(3)       Landlord shall keep and maintain at all times during the term, as it may be extended, special form insurance insuring against damage to the Property and the Building (excluding tenants’ improvements), in the amount of the full replacement cost thereof. Such insurance shall meet the same requirements imposed on Tenant’s insurance in accordance with Section 7(b)(ii) .

(ii)	Tenant. In addition, Tenant, at its own expense, shall keep in effect:

(1)       comprehensive general public liability insurance with respect to the Premises, including contractual liability insurance; with such limits of liability for bodily injury (including death) or property damage as reasonably may be. required by Landlord from time to time, but not less than a combined single limit of $500,000 per occurrence and a general aggregate limit of not less than $1,000,000 (which aggregate limit shall apply separately to each of Tenant’s locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of comprehensive general public liability insurance also shall name Landlord and Landlord’s agent as insured parties with respect to he Premises, shall be written on an “occurrence” basis and not on a “claims made” basis, shall provide that it is primary with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance;

(2)       property and casualty insurance with respect to Tenant’s personal property and any improvements by Tenant to the Premises.

(3)       workers compensation and other insurance as required by applicable law.

(4)       All insurance shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and to any mortgagee named in an endorsement and shall be issued in form satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Premises are located and which has at all times during the Term a rating of no less than

A Vlll in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequent renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

(iii)       Waiver of Subrogation. Landlord and Tenant, for themselves and their respective insurers, hereby release each other of and from any and all claims, demands, actions and causes of action, (including, without limitation, subrogation claims), for loss or damage to their respective property, even if the loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. The waiver and release provided in this Section shall be effective only with respect to loss or damage (a) covered by insurance or required to be covered by insurance pursuant to the terms of this Lease, and (b) occurring during such time as the relevant insurance policy contains either (i) a waiver of the insurer’s right of subrogation against the other party, or (ii) a clause or endorsement to the effect that the waiver and release provided in this Section shall not adversely affect or impair such insurance or prejudice the right of the insured to recover under the insurance policy. Each party will use its best efforts to obtain such a clause or endorsement, but if an additional premium is charged therefor, the party benefiting from such clause or endorsement, if it desires to have such waiver, will pay to the other the amount of such additional premium within ten (10) days after delivery of a statement for the amount due.

(iv)       Increase of Premiums; Deductibles. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. Notwithstanding anything to the contrary herein, Tenant shall pay, at its sole expense, any increases in insurance premiums and any deductibles under the applicable insurance coverage in the event of any loss, to the extent such increases or deductibles result from Tenant’s occupancy, Tenant’s use, or any act or omission of Tenant or its Agents.

(c)	Maintenance.

(i)        Landlord shall maintain all Common Areas in first class condition, repair and cleanliness, including ice and snow removal, and sidewalk steam cleaning and shall keep the Common Areas free of any impediments and open for easy and safe movement within the Common Areas. Landlord shall keep the Common Areas well lighted until one hour after Tenant’s latest closing time and thereafter to maintain security lighting in the Common Areas, and otherwise keep such Common Areas safe and secure. Without limiting the foregoing, Landlord shall cause all snow and ice to be removed from the sidewalks in front of the Premises, the pedestrian pathways from the parking areas to the Premises, all parking for the building (including, but not limited to, the parking reserved for Tenant’s use), the vehicular and pedestrian entrances to and from the Building, and the drive-through lanes, as soon as practicable.

(ii)       Tenant shall pay as additional rent its Proportionate Share of the reasonable costs incurred by Landlord in maintaining the Common Areas (the “Maintenance Costs”), but in no event shall Tenant be responsible for: (A) interest on and amortization of debt, (B) Deleted; (C) wages or salaries of employees over the rank of property or building manager, and (D) legal fees in connection with the structure or ownership of Landlord or operation of Landlord as a limited partnership or relating to leasing and disputes with tenants or based upon Landlord’s negligence or willful misconduct or relating to Landlord’s defense its title to, or interest in, the Premises; (E)

leasing commissions, marketing costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants; (F) costs of a capital nature including capital improvements, capital replacements, capital repairs, capital equipment, and capital tools, as determined under generally accepted accounting principles consistently applied; (G) any items to the extent reimbursed by tenants or users to Landlord; (H) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the services, supplies, or materials exceed the competitive costs of the services, supplies, or materials were they not provided by a subsidiary or affiliate; (I) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature; (J) items and services that Landlord provides selectively to one or more tenants or users of the Building other than Tenant without reimbursement; (K) advertising and promotional expenditures; (L) repairs or other work needed because of eminent domain, fire, windstorm, or other casualty or cause insured against by Landlord or to the extent Landlord’s insurance (as required above) would have provided insurance, whichever is the greater coverage; (M) costs incurred to remedy structural or other defects in original construction materials or installations; (N) any costs, fines, or penalties incurred because Landlord violated any governmental rule or authority; (O) costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials; (P) repaving the parking lot; (Q) other expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance expenses.

(d)	Utility Charges.

(i)        Landlord covenants and agrees to make available for Tenant’s use at the Premises all necessary utilities, utility lines, sprinklers, and water and sewerage lines all sufficient for Tenant’s operations. Without limitation:

(1)       Landlord shall furnish electrical service to the Premises sufficient for the Use.

(2)       Landlord shall provide heating, ventilating and air conditioning to the Premises year round during Tenant’s business hours, plus two hours before and after, so as to maintain the temperature within the Premises within a constant range of 68 degrees Fahrenheit to 73 degrees Fahrenheit. The parties understand and agree that the cost of providing said heating, ventilating and air conditioning shall be at Landlord’s sole cost and expense and Tenant shall have no obligation to reimburse Landlord any portion of such cost. If Tenant requires heating, ventilating or air conditioning outside said heating, ventilating and air conditioning hours, Tenant shall arrange for such additional services through Landlord. Tenant shall pay Landlord for such additional services at the rates established by Landlord from time to time, within thirty (30) days after delivery of a statement from Landlord for the amount due.

(iii)      Landlord shall provide hot and cold water for normal lavatory and employee breakroom/kitchen purposes.

(ii)       Tenant shall be responsible for utility connection fees; provided, however, that Landlord shall, at Landlord’s sole cost and expense, pay for all utility hookup, connection or impact fees and permits, pertaining to providing utility services to the Building.

(iii)      Tenant, to the extent that utilities servicing the Premises can be separately metered (other than electric, which shall be provided by Landlord), shall make payment for water, sewer, gas, heat, power, telephone and other communication services and any other utilities supplied to or consumed in or on the Premises directly to the providers thereof. If such utilities cannot be measured, then Tenant shall pay its Proportionate Share of costs for such services, provided that Landlord may equitably apportion such costs among tenants if the Proportionate Share does not reasonably and fairly measure Tenant’s relative use of such utilities. In the event Tenant is prevented from using any material portion of the Premises to conduct its normal operations as a result of the interruption of any utility service (“Utility Interruption”), Tenant shall promptly deliver to Landlord notice of the interruption (the “Interruption Notice”) of such condition. If the Utility Interruption was caused by Landlord, Landlord shall have three (3) days after receipt of the Interruption Notice to cure the Utility Interruption caused by Landlord. If Landlord fails to cure the Utility Interruption caused by Landlord within three (3) days after delivery to it of the Interruption Notice, then all Rent and Additional Rent shall be abated from the date of the Interruption Notice until the date when such failure is cured. If the Utility Interruption was not caused by Landlord or Tenant, Landlord shall have thirty (30) days after receipt of the Interruption Notice to cause the Utility Interruption to be cured, failing which, Rent and Additional Rent shall be abated from the date of the Interruption Notice until the date such failure is cured. If the Utility Interruption shall not be cured within sixty (60) days after Landlord’s receipt of the Interruption Notice, then Tenant, unless Tenant caused the Utility Interruption, may terminate this Lease upon written notice to Landlord.

(e)  Net Lease. Except for the obligations of Landlord expressly set forth herein, this Lease is a “triple net lease” and Landlord shall receive the Annual Rent as net income from the Premises, not diminished by any expenses, and Landlord is not and shall not be required to render any service of any kind to Tenant that is not expressly described in this Lease. The term “Rent” as used in this Lease means the Annual Rent and any other additional rent or sums payable by Tenant to Landlord pursuant to this Lease, all of which shall be deemed rent for purposes of Landlord’s rights and remedies with respect thereto. Tenant shall pay all additional rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this Lease, and interest shall accrue on all sums due but unpaid at the rate of 1.5% per month.

8.          Signs. Tenant may use any signage on the interior of the Premises that it desires and Landlord shall not have consent rights with regard to the same. Subject to Landlord’s consent, which shall not be unreasonably conditioned, withheld or delayed, Tenant shall be permitted exterior signs, subject to applicable law. In addition, Tenant shall have the exclusive use of a 10’ high lighted pylon sign on the Property (located at the corner of Manor and Pennsylvania Avenues in Downingtown Borough). All signs must comply with all applicable Laws and Regulations. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs at the termination of this Lease and shall repair any damage caused by such installation, existence or removal.

9.	Alterations and Fixtures.

(a)  Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall affect any structural portion of, or any electrical, plumbing, mechanical or other system serving, the Building or the Premises nor any utility lines, communications lines, equipment or facilities serving the Premises. At the expiration or termination of this Lease, the Tenant may, at its sole option, remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord’s written consent, elects not to remove such installation(s) at the expiration or termination of this Lease, all such installations shall remain on the Premises and become the property of Landlord without payment by Landlord.

(b) Other than Tenant’s Work, Tenant shall not make or permit to be made any alterations to the Premises that exceed a value of $20,000 each year during the Term without Landlord’s prior written consent (“Alterations”). Tenant shall pay the costs of any required architectural/engineering reviews and local governmental approvals associated with such Alterations. In completing Tenant’s Work and making any Alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant, its contractors and subcontractors have adequate insurance coverage naming Landlord, Landlord’s agent and any mortgagee as additional insureds, at least 10 days prior to commencement thereof, (ii) such improvements or Alterations shall not impair the structural strength of the Building or any other improvements or reduce the value of the Premises or affect any utility lines, communications lines, equipment or facilities in the Building; (iii) Tenant shall comply with Section 10, and (iv) Tenant shall comply with all Laws and Regulations. All improvements to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this Lease. Unless Tenant, at its sole option and at its expense, elects to remove any alterations or improvements installed by it during the Term, any such improvements shall remain on the Premises after Tenant delivers possession of the Premises to the Landlord at the end of this Lease and shall become the property of Landlord.

10.       Mechanics’ Liens. Tenant shall pay promptly any contractors and materialmen who supply labor, work or materials to Tenant at the Premises and shall take all steps permitted by law in order to avoid the imposition of any mechanic’s lien upon all or any portion of the Premises. Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall bond against or discharge the same within 5 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim, Nothing in this Lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense. Throughout this Lease the term “mechanic’s lien” is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of interest in or income from the Premises on account of any mechanic’s, laborer’s; materialman’s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer and shall include any mechanic’s notice of intention to file a lien given to Landlord or Tenant, any stop order given to Landlord or Tenant, any notice of refusal to pay naming Landlord or Tenant and any injunctive or equitable action brought by any person claiming to be entitled to any mechanic’s lien.

11.        Landlord’s Riqht of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at reasonable times following at least twenty-four (24) hours notice (except in the event of an emergency), for the purpose of inspection, maintenance or making repairs, alterations or additions as well as to exhibit the Premises for the purpose of sale or mortgage and, during the last 6 months of the Term to exhibit the Premises to any prospective tenant. Landlord shall not unreasonably interrupt Tenant’s business in exercising the foregoing rights. In no event shall Landlord have any right of access to the vault, teller desks, safety deposit box area, or other areas containing customer data or financial documents or instruments.

12.	Damage by Fire or Other Casualty.

(a) In the case of damage to the Premises or the Building by fire or other casualty, Tenant shall immediately notify Landlord in writing thereof and this Lease shall continue in full force and effect, notwithstanding such damage or destruction, except as hereinafter provided.

(b) If the Premises is damaged or rendered unusable to any extent by fire or other casualty, Landlord shall advise Tenant of the estimated time determined by Landlord needed to repair such damage. Such damage shall be promptly repaired by and at the expense of Landlord to the extent of Landlord’s receipt of insurance proceeds necessary to complete the repairs. If the Premises is destroyed or rendered wholly unusable, Landlord may elect either to repair such damage or to terminate this Lease, by written notice to Tenant within thirty (30) days after the date of such damage to terminate this Lease, provided that Tenant shall have the right to, within 30 days after the receipt of Landlord’s notice, to repair the damage to the Premises. Landlord shall, in such a case, assign its right to collect insurance proceeds to the Tenant, and Tenant shall repair or restore the Premises at its cost, using its own funds. Landlord’s obligations pursuant to this Paragraph shall be subject to any required consent or approval of Landlord’s Mortgagee(s). Any restoration shall be commenced within one hundred and twenty (120) days from the date of the casualty and shall be substantially completed within a reasonable time. Rent due hereunder shall be abated in part commencing on the day following the date that any such damage occurs until the date on which all repairs to the Leased Premises are completed in all material respects, based upon and in proportion to the part of the Leased Premises rendered unusable.

(c) Notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease, if

(i)        If the Premises are damaged or destroyed by any fire or other casualty which causes to such an extent that it would require one hundred twenty (120) days or more from the time of the fire or casualty event to restore the Premises to the condition which existed prior to the fire or other casualty event, then Tenant shall have the right to terminate this Lease; and/or

(ii)       If Landlord has not exercised its termination rights set forth in this Article 12 but fails to repair the damage within a reasonable time, and such failure continues for thirty (30) days after written notice from Tenant; and/or

(iii)	If the Premises are damaged during the last twelve months of the Term.

13.	Condemnations.

(a)  Termination. If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-pubic use, (ii) any part of the Premises is so taken and the remainder thereof in insufficient for the reasonable operation of Tenant’s business or (iii) any of the Premises is so taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Premises, then this Lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

(b)  Partial Taking. If there is a condemnation and this Lease has net been terminated pursuant to this Section, (i) Landlord shall restore the Buildings and the improvements which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Annual Rent according to the rental value of the Premises before and after the date upon which the condemnor took possession and/or the date Landlord completed such restoration.

(c)  Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for the loss of its leasehold, removal expenses, moving expenses, and/or any other damages permitted by applicable law.

(d)  Temporary Taking. No temporary taking of the Premises shall terminate this Lease, provided that Tenant shall be entitled to a rental abatement proportionate to the part of the Premises taken, and the duration for which it is taken. Any award in excess of the value of the rent abatement made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein.

14.        No Abatement of Rent. Except as otherwise expressly provided expressly in this lease, including, without limitation, as to damage by fire or other casualty in Section 12 and as to condemnation in Section 13, there shall be no abatement or reduction of the Rent for any cause whatsoever (other than Landlord’s willful default of this Lease), and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

15.        Indemnification of Landlord. Tenant will protect, indemnify and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned to the extent of any negligent act or omission of Tenant or its Agents at the Property, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and approved by Landlord and its Agents. Tenant’s obligations pursuant to this Section 15 shall survive the expiration or termination of this Lease.

Landlord will protect, indemnify and hold harmless Tenant, its officers, directors, shareholders, employees and agents form and against any and all claims, actions, damages, liability and expenses (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to or about the Common Areas (except to the extent caused by the negligent act or omissions of Tenant) or arising from or in connection with Landlord’s negligent acts or omissions, and those of its agents, employees and contractors; and breach of any representation or warranty (including, but not limited to, Landlord’s representations regarding hazardous materials at the Property). In any action or preceding is brought against Tenant, its officers, directors, shareholders, employees or agents by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding or cause the same to be resisted and defended by counsel reasonably acceptable to Tenant. Landlord’s obligations set forth in this Section 16 shall survive the expiration or earlier termination of this Lease.

16.       Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease. Landlord shall be obligated to obtain a subordination and non-disturbance agreement from any mortgagee of Landlord.

17.       Assignment and Subletting. Tenant shall not assign, transfer, or sublease this Lease or the Premises, voluntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding the foregoing, Landlord’s consent shall not be required in the event of an assignment or sublet: (i) to an affiliate of Tenant; (ii) to the purchaser of all or substantially all of Tenant’s assets or ownership; or (iii) in the case of a merger or consolidation. Any transfer in violation of this Section 17 shall be void at the option of Landlord and shall be considered a default of this Lease, for which Landlord may exercise any or all of its rights hereunder. A consent to one transfer, assignment, or sublease Shall not be deemed to be a consent to any subsequent transfer.

18.	Subordinations: Mortgagees’ Rights.

(a) Subject to Tenant’s rights to quiet enjoyment of the Premises (described in Paragraph 16), this Lease shall be subordinate to any mortgages or other primary encumbrances now or hereafter affecting the Premises. Although the subordination is self operative, within 10 days after written request, Tenant shall execute and deliver any further instruments confirming such subordination of this Lease and any further instruments of attornment that may be desired by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this Lease, Without Tenant’s consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to such mortgage. without regard to their respective dates of execution and delivery; provided, however, that such subordination shall not affect any mortgagee’s right to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such mortgage and the execution of this Lease.

(b) It is understood and agreed that any mortgagee shall not be liable to Tenant for any funds paid by Tenant to Landlord unless such funds actually have been transferred to such mortgagee by Landlord.

(c) Notwithstanding the provisions of Sections 13 and 14 above, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of Landlord’s mortgagees.

19.        Recording: Tenant’s Certificate. Tenant may record this Lease or a memorandum thereof, and Landlord agrees to cooperate therewith. Within 10 days after Landlord’s written request from time to time,

(a) The parties shall execute, acknowledge and deliver to the other a written statement certifying the Commencement Date and Expiration Date of this Lease, that this Lease is in full force and effect and has not been modified and such other certifications as may be requested by a mortgagee or purchaser. The parties understands that its failure to execute such documents may cause the other serious financial damage by causing the failure of a financing or sale transaction.

(b)	Deleted.

20.	Surrender: Abandoned Property.

(a) Subject to the terms of Section 9(b), 12(a) and 13(b), at the expiration or termination of this Lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements thereto, and all fixtures and equipment servicing the Building, ordinary wear and tear excepted.

(b) Upon or prior to the expiration or termination of this Lease, Tenant shall remove any personal property that is not affixed to the Building from the Premises. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property: If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this Lease.

(c) If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this Lease or any renewal hereof such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease, except that the monthly installment of the Annual Rent during such continued occupancy shall be equal to 115% of the rental amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

21.        Curing Tenant’s Defaults. If Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice and expiration of any applicable grace period (as described in Paragraph 22(d)) (except in the case of emergency) to Tenant. Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dated of Landlord’s incurring such costs, which sums and costs together with interest shall be deemed additional rent.

22.	Defaults - Remedies.
(a)	Defaults. It shall be an event of default:

(i)        If Tenant does not pay in full any and all Rent when due and such failure continues for ten (10) days after written notice from Landlord.

(ii)       If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease and such failure continues for thirty (30) day after written notice from Landlord (or such longer period of time as may be reasonably required to perform the obligation).

(iii)     If Tenant abandons the Premises, it being understood and agreed that abandonment shall not be presumed by the Tenant’s closing of business for any period of time (so long as Tenant remains current with the payment of any Rent due and owing during the Term), and such abandonment continues for ten (10) days after written notice from Landlord; (Nothing herein shall be construed to impose an obligation that Tenant continuously operate its business in the Premises) or

(iv)      If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commended, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.

(b)	Remedies. Then, and in any event, Landlord shall have the following rights:

(i)        To charge a late payment fee equal to 5% of any amount owed to Landlord pursuant to this Lease which is not paid within 10.5 days after the due date.

(ii)      To peaceably enter and repossess the Premises and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord’s option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises. for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii)	Deleted.

(iv)      To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken. If Landlord elects to terminate this Lease instead of terminating only Tenant’s right to possession, Landlord shall have the right to immediately recover against Tenant as damages for loss of the bargain, and not as a penalty, the excess (if any), as determined by Landlord, of (i) the present value of the projected Rent payable by Tenant under this Lease that would have accrued for the balance of the Term plus any other amount necessary to compensate Landlord for all detriments proximately caused by Tenant’s failure to perform its obligations under this Lease, including reasonable attorney’s fees, less (ii) the then present fair market rental value of the Premises for the balance of the Term, taking into account among other things, the condition of the Premises, market conditions and the period of time the Premises may remain vacant before Landlord is able to relet the same to a suitable replacement tenant.

(c)  Mitigation. Notwithstanding anything to the contrary in this Lease, after an event of default, Landlord shall be under an obligation to mitigate its damages, which obligation shall include, but shall not be limited to, commercially reasonably efforts to re-let the Premises at a reasonable price. Any Rent collected by Landlord for the balance of the Term shall be credited or reimbursed to Tenant, after deduction by Landlord of its reasonable costs (including, but not limited to reasonable attorney’s fees) incurred by Tenant in enforcing rights under this Lease.

(d)  Non-Waiver: Non-Exclusive. No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s, right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)  Costs and Attorney’s Fees. If either party commences an action against the other arising out of or in connection with this Lease, the substantially prevailing party shall be entitled to have and recover from the other any and all costs and expenses incurred in enforcing this Lease including without limitation reasonable attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

23.	Representation of Tenant. Tenant represents to Landlord and agrees that:

(a) The word “Tenant” as used herein includes the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant. Each and every of the persons named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons names above as Tenant, and shall have the same force and effect as if given by or to all thereof.

(b) If Tenant is a corporation, partnership or any other form of business association or entity, Tenant is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of this Lease at the time of such execution.

24.       Liability of Landlord. The word “Landlord” as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued and Tenant shall look solely to Landlord’s successor-in-interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither Landlord nor any principal of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant may offset its actual damages against any Rent obligations hereunder, but otherwise shall look solely to the equity of Landlord (which, for purposes hereof, shall include rents and proceeds (including sales proceeds and insurance proceeds) of any kind or nature derived from the Property or any part thereof) in the Premises for the satisfaction of Tenants claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord or (c) bound by any amendment of this Lease made without its written consent, or by payment by Tenant of Annual Rent in advance in excess of one monthly installment.

25.	Interpretation.

(a)  Captions. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intent thereof.

(b)  Entire Agreement. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No rights, easements, or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

(c)  Covenants. Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)  Interest. Wherever interest is required to be paid hereunder after an event of default of this Lease, such interest shall be at the highest rate permitted under law but not in excess of 12% per annum.

(e)  Severability: Governing Law. If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this. Lease, and each such provision shall be deemed to be modified. If possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises is located.

(f)   “Mortgage” and “Mortgagee.” The word “mortgage” as used herein includes any lien or encumbrance on the Premises or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground Lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgagee” as used herein includes the holder of any mortgage, including any ground lessor if Landlord’s interest is orb come a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

(g)  “Person.” The word “person” is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

26.        Notices. Any notice or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified at the beginning of this Lease (or to such other address as either may designate by notice to the other) with, in the case of the Landlord, a copy to any mortgagee or other party designated by Landlord. The parties agree that no notice shall be deemed delivered to the Tenant unless a copy has simultaneously been delivered to

(i)	the branch manager at the Premises, and

(ii)	First National Bank of Chester County
9 North High Street, P.O. Box 523
West Chester, PA 19381
Attn: Vice President, Real Estate

and

(iii)	First National Bank of Chester County
9 North High Street, P.O. Box 523
West Chester, PA 19381
Attn: Chief Financial Officer

And

(iv)	Saul Ewing, LLP
1500 Market Street
Philadelphia, PA 19102
Attn: Patricia Gritzan, Esquire

Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed received on the day of actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received the notice.

27.        Landlord’s Responsibilities. Landlord shall, at its sole cost and expense (not passed through to Tenant in any way), be responsible for correcting all defects in the Property (including, without limitation, sink holes) and the Building. Further, Landlord, at Landlord’s sole cost and expense (not passed through to Tenant in any way) shall maintain, repair and replace, in good and slightly and first class condition, the following components of the Building: the foundation, floors, HVAC, roof (including all structural elements and waterproofing membrane), roofing (including the interior ceiling, walls, floors and merchandise damaged from leaking), roof drainage system, including gutters and downspouts, exterior walls, all exterior doors, plate glass, all structural portions of the Building, sprinkler system (including the fire detection monitoring panel and the regular testing and inspection thereof and Landlord shall provide Tenant with copies of all testing and inspection reports), all concealed wiring and plumbing, pipes, conduits and utility systems and lines inside the Premises, including in the exterior walls and interior walls of the Premises, and Landlord shall maintain and repair all such wiring, plumbing, pipes, conduits and utility systems and lines outside the Premises, whether exclusively serving the Premises.

28.         Landlord’s Default. Except for a violation by Landlord of express provisions of this Lease which require specific notice provisions which are shorter or longer than thirty (30) days, the occurrence of the following shall constitute a default by Landlord pursuant to this Lease: Landlord’s failure to perform any of its obligations under this Lease, which default continues for a period of more than thirty (30) days (unless a shorter time is required to protect from danger to persons or property) after receipt of written notice from Tenant specifying such default and the corrective action required; however, such thirty (30) day period may be extended for such period of time as may be reasonably required to perform the obligation (not to exceed ninety (90) days after Landlord’s receipt of such notice) provided: (i) such obligation cannot be reasonably performed within thirty (30) days after such notice; (ii) Landlord commences efforts to cure the default within thirty (30) days after receipt of Tenant’s notice of default; and (iii) Landlord diligently pursues completion of the obligation; and (iv) such additional time does not expose Tenant to civil or criminal liability to any third parties. In the event of Landlord’s default, in addition to availing itself of any other remedies available at law and in equity, Tenant may, at its option, upon written notice to Landlord, terminate this Lease, or may incur any expense necessary to perform the obligation of Landlord specified in such notice and deduct such expense from the Rent, Additional Rent, or other charges coming due.

29.        Access to Premises. During the term, as it may be extended, Landlord shall do nothing, nor permit anything to be done on the Property, that limits or impairs the visibility Tenant’s signs (including, without limitation, the pylon sign), or limits or impairs vehicular and pedestrian access to and from the Premises.

30.	Miscellaneous.

(a) Landlord and Tenant represent and warrant to each other that no broker or finder, was instrumental in arranging or bringing about this transaction and that there are no claims or rights for commissions, finders’ fees or other compensation (collectively, “compensation”) by any person or entity. If any broker or finder asserts a claim for compensation based upon any actual or alleged contact, dealings or communication with Landlord or Tenant, then the party through whom such broker or finder makes its claim shall indemnify and hold the other party (the “Indemnified Party”) harmless from and against any and all claims, damages, judgments, suits, liabilities, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by or brought against the Indemnified Party in connection with such claim for compensation.

(b) Anytime a party’s consent or approval is required under the Lease, such consent shall not be unreasonably withheld, conditioned or delayed, unless some other standard is expressly provided.

[Signature Page follows]

IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound. Landlord and Tenant have executed this Lease.

LANDLORD:

Downingtown Medical Building Associates
A Pennsylvania General Partnership

Witness:

By: ___/s/ Robert F. Adams______	By:__/s/ John J. Ciccarone___________
Name: _Robert F. Adams________	Name: John J. Ciccarone
Title: _Attorney for Landlord_____	Its duly authorized General Partner

TENANT:

First National Bank of Chester County

Witness:

By: __/s/ Jennifer Farry_________	By:_____/s/ Carlos Questell___________
Name: __Jennifer Farry_________	Name: _Carlos Questell_____________

Title: __Sr. Admin. Assistant_____	Title: __Vice President of Real Estate_

Exhibit “A”

Interior Floor Plan

[Graphic Omitted]

Exhibit “B”

Plot Plan and Parking

[Graphic Omitted]

Exhibit “C”

Tenant’s Work

[Graphic Omitted]

Exhibit “D”

Landlord’s Representations and Warranties

Landlord represents and warrants to Tenant:

(i)        Landlord is the fee simple owner of the Property and the person executing this Lease, has full power, authority and legal right to (a) execute and deliver this Lease and render it legally binding upon the Landlord and (b) comply with the terms of this Lease. Further, no consent, approval or other authorization of or by any other person, entity or governmental authority is required in connection with Landlord’s execution and delivery of this Lease.

(ii)       As of the Commencement Date, the Premises shall be free of all possessors, tenancies, leases, licenses, rights of access, and any other occupancy or use agreements and Tenant shall have exclusive possession of the Premises.

(iii)      To the best of Landlord’s knowledge (i) no Restricted Activity has occurred on the Property, including, without limitation the Premises, and no hazardous material has been released, discharged or disposed of on, under or about the Property or any part thereof; and (ii) the Property is in compliance with all Environmental Laws. The term “Environmental Laws” means all Federal, state and local laws, statutes, ordinances, codes, rules, regulations and other requirements respecting the environment. No friable asbestos, or any substance containing any type of asbestos, is in or on the Premises.

(iv)      Landlord has not been notified that the Property or any part thereof is in violation of any applicable law, ordinance, or governmental regulation, and Landlord has no reason to believe that the Property is in violation thereof.

(v)       Landlord has received no notice from any insurance company or Board of Fire Underwriters that the condition of the Property is unsatisfactory or that any work or repairs must be undertaken.

(vi)      Landlord has not received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain with respect to the Property or any part thereof, nor, to the best of Landlord’s knowledge no such proceedings are threatened.

(vii)     All public utilities are installed and operating and are adequate to service the Premises and to permit full compliance with all requirements of law and usage of the Premises for the Use. All public utilities servicing the Premises are separately metered for the Premises and are not shared by any other building or premises.

(viii)    The Premises, and all Building systems, including, without limitation, electrical, heating, ventilating, heating and air conditioning, plumbing, security, fire suppression and other mechanical systems, are in good working order, condition and repair; the roof and roof membrane are in good and watertight condition.

Exhibit “E”

Monthly Payments

Period	Rent	CAM Charges $6 P/S/F P/Y Adjusted Yearly	Electricity Charges $2.25 P/S/F P/Y Adjusted Yearly	Monthly Payment

Base Term
1/1/08-3/31/08	$0 P/M	$1,043.50 P/M	$391.31 P/M	$1,434.81
4/1/08-12/31/10	$3,217.46 P/M	$1,043.50 P/M	$391.31 P/M	$4,652.27

1st Renewal
1/1/11-12/31/15	$3,507.90 P/M	$1,043.50 P/M	$391.31 P/M	$4,942.71

2nd Renewal
1/1/16-12/31/20	$4,034.87 P/M	$1,043.50 P/M	$391.31 P/M	$5,469.68